2011 Crystal Drive

JBG SMITH

QUARTERLY INVESTOR PACKAGE | Q1 2026

TABLE OF CONTENTS

LETTER TO SHAREHOLDERS
SECTION ONE

Q1 2026 EARNINGS RELEASE
SECTION TWO

Q1 2026 SUPPLEMENTAL INFORMATION
SECTION THREE

Management Letter

May 5, 2026

Our Fellow Shareholders:

The year began with real momentum across the real estate capital markets. Transaction volumes were gradually building, debt costs had moderated from 2024 peaks, and interest rates appeared to be gradually declining. That constructive backdrop has since grown more complicated. Heightened geopolitical tensions in the Middle East have contributed to renewed volatility in global energy markets, complicating the inflation outlook and weighing on the capital markets. At the same time, the Federal Reserve has held rates steady this year, reinforcing a more cautious, data driven stance as inflation has remained stubbornly above target. The combination of geopolitical risk, sticky inflation, and an extended “higher-for-longer” rate environment has slowed the real estate capital markets recovery that appeared to be taking hold entering 2026. Treasury yields moved higher, risk premiums widened, and investors are increasing return requirements.

While the above macro-economic factors as well as the major employment disruption the region experienced in 2025 due to federal government spending cuts and a hiring freeze negatively impacted the multifamily market, we believe the worst is now behind us. Geopolitical uncertainty has further bolstered the prudence of long-term defense and intelligence budgets which disproportionately benefit Northern Virginia with its inventory of secure spaces and deep repository of national security talent. Finally, continued high rates and construction costs have limited multifamily inventory growth in the near-term, lending a bulwark to the apartment market as it weathers the winds of employment disruptions. Our near-term outlook for both the recovery of operating fundamentals and transaction markets remains judicious, and our strategic priorities are unchanged. We continue to focus on disciplined capital allocation, balance sheet flexibility, and maximizing long-term NAV per share growth. The durability of our demand drivers, combined with our mixed-use, amenity-rich portfolio in high-barrier-to-entry submarkets, positions us well to navigate ongoing macro uncertainty.

The following are highlights since last quarter:

Closed on the $50.7 million sale of Potomac Yard Landbay H, a land parcel in National Landing we entitled for 120 townhomes. We continue to dispose of select assets to fund opportunistic investments.

Sold a 50.0% interest in Tysons Dulles Plaza, an approximately 491,500-square-foot commercial asset in Tysons, Virginia. This strategic joint venture follows through on our plan to attract private capital partners to scale and diversify our distressed office investment strategy while also enhancing the efficiency of our platform with incremental fee revenue and potential carried interest income.

Completed construction of an office amenity hub, including a more than 13,000 square foot meeting and conference facility and two restaurants at 2011 Crystal Drive. The repositioned asset brings to National Landing a large-scale, externally managed meeting and conference facility, a coffee shop and all-day restaurant, an elevated wine bar and Italian restaurant, and an activated public lobby. These amenities further differentiate our National Landing offerings, and we expect them to attract and retain tenants seeking a dynamic, amenity-rich environment.

Capital Allocation

Our capital allocation strategy remains anchored in our core objective: maximizing long-term NAV per share growth. Drawing on our deep expertise in mixed-use, urban infill real estate, we have consistently rotated across asset classes based on relative value, cost of capital, and risk-adjusted return potential. In previous cycles, this has meant divesting low-cap-rate CBD office assets and reallocating capital into higher-yield multifamily development. Alternatively, during cycles marked by strong private-market demand, we have focused on monetizing multifamily assets — often at premiums to NAV — creating efficient sources of capital for opportunistic investments. This disciplined, return-driven approach enables us to continually recycle capital into opportunities we believe offer the strongest long-term NAV per share growth potential.

We believe the current market dislocation is creating some of the most compelling office investment opportunities in nearly two decades. Consequently, we are actively pursuing new growth opportunities that align with our strategy and leverage our competitive strengths as a mixed-use owner, operator, and developer. We expect to fund growth opportunities through a combination of asset sales and private equity joint ventures — choosing among these sources based on their relative cost of capital and availability at the time. Across all channels, our capital allocation strategy remains focused on enhancing long-term shareholder value and positioning our portfolio for sustained NAV per share growth.

During the first quarter, we sold Potomac Yard Landbay H, a land parcel in National Landing we entitled for 120 townhomes, for $50.7 million. Subsequent to quarter end, we sold a 50% interest in Tysons Dulles Plaza, an approximately 491,500-square-foot commercial asset in Tysons, Virginia. This strategic joint venture follows through on our plan to attract private capital partners to scale and diversify our distressed office investment strategy while also enhancing the efficiency of our platform with incremental fee revenue and potential carried interest income.

Financial and Operating Metrics

For the three months ended March 31, 2026, we reported Core FFO attributable to common shares of $9.8 million, or $0.17 per diluted share. Annualized NOI increased 0.9% quarter over quarter, totaling $246.9 million, excluding assets that were sold or recently acquired. Our multifamily portfolio ended the quarter at 86.8% leased and 84.5% occupied. Our office portfolio ended the quarter at 76.9% leased and 75.2% occupied. Our Same Store NOI decreased 4.8% for the three months ended March 31, 2026.

As of March 31, 2026, our Net Debt to Annualized Adjusted EBITDA was 12.7x. We are currently operating at elevated leverage levels while our newly constructed multifamily assets (The Grace, Reva, The Zoe, and Valen) lease up. In the near term, we expect our leverage will moderate through additional income from the stabilization of these newly constructed multifamily assets and additional commercial revenue from our signed but not yet commenced leases.

Our floating rate exposure remains low, with 83.9% of our debt fixed or hedged as of the end of the first quarter, after accounting for in-place interest rate swaps and caps. The floating rate exposure is tied to our revolving credit facility and assets where the business plan warrants preserving flexibility. We continue to be well positioned with respect to our near-term debt maturities. Our debt has a weighted average maturity of 2.6 years, after adjusting for by-right extension options. Our non-recourse asset-level financing strategy continues to be most valuable in an environment like today, providing a floor on our downside risk.

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Operating Portfolio

Multifamily Trends

The Same Store multifamily portfolio ended the quarter at 93.5% leased and 92.0% occupied — up 170 and 160 basis points, respectively, from December 2025 — and NOI was effectively flat from Q4 2025. March asking rents were up 1.6% from December and momentum carried into April: occupancy continued to climb and asking rents rose another 1.2% from March.

We continue to make progress leasing our recently completed assets — The Grace, Reva, The Zoe, and Valen — which were 66.5% leased on average as of quarter end. We believe that the amenity-rich environment we have developed in National Landing and proximity to transit are key factors contributing to the successful leasing performance.

DC Metro Multifamily Trends (based on CoStar, Apartment List, Bright MLS, and BLS data)

The multifamily market in the DC area is feeling the delayed impact of the fall implementation of the “fork in the road” federal government buyouts and disruption to federal budgets. While the DOGE and its edicts are now in the rearview mirror, and Congress has reversed many agency-level cuts via a series of “minibus” appropriations bills, the impacts to employment were reflected in January’s job prints. The region as a whole saw January 2026 over January 2025 employment dip by 103,700 jobs (3.1% year-over-year decline). Although it is a significant figure, we believe it is backward-looking and, perhaps, not quite at the level some would have forecast at the outset of the current administration. They also do not reflect the current discussions around growth in defense spending as a result of geopolitical conditions and the administration’s latest budget proposal – both of which should disproportionately benefit Northern Virginia.

Although these job losses were significant, a structural undersupply of for-sale housing and a historically low pipeline of new multifamily construction muted their impact on our market. Across the metro region, March occupancy ended at 93.2% — a decline of 1.3% from its March 2025 levels. From December to March, however, occupancy declined just 13 basis points while rents increased 0.7% and the year-over-year rent comparison worsened from negative 1.2% in December to negative 2.3% in March, signaling a desire among most owners to defensively drop rate to deal with a demand shock, maintain occupancy, and be well positioned for the peak leasing season in late spring into summer. Although these are meaningful market impacts, it’s helpful to contextualize them with national data: the US saw a 1.7% decline in rents over the same time, and March occupancy nationally ended at 92.7%. It is also worth noting the divergent impacts across the metro region, with Arlington showing just a 1.6% decline in rents despite occupancy slightly below the regional average at 92.7%. The regional pipeline remains largely frozen at just about 1% of inventory, and a Bright MLS survey revealed that over half of the homes in the DC area sold in the first quarter had multiple offers. This suggests a demand disruption more than a shift in housing fundamentals, but we continue to position defensively and monitor the data regularly.

Office Trends

Our office portfolio ended the quarter at 76.9% leased, down 0.6% quarter over quarter, and 75.2% occupied, up 0.1% quarter over quarter. The spread between our leased and occupied percentages represents approximately $11.2 million of contractual annualized rent, which is expected to commence over the next 12 months. In the first quarter, we executed 332,000 square feet of leases (312,000 square feet in National Landing) with a weighted average lease term of 4.7 years. For second generation leases, the rental rate mark-to-market was negative 6.6%. Our first quarter leasing activity represents over 45% of our 2025 leasing activity, underscoring the continued momentum in our office portfolio.

Looking forward, lease rollover in National Landing is modest, averaging approximately 7% annually over the next five years. We expect our tenant retention rate to improve, as approximately 70% of the portfolio’s tenancy

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comprises defense-tech tenants. Leasing activity in National Landing continues to be driven primarily by three categories of office users: (i) companies requiring a Sensitive Compartmented Information Facility (SCIF) or other forms of secure facilities; (ii) technology-related tenants attracted by the recent delivery of our placemaking interventions; and (iii) defense-related tenants who have long called this submarket home. 84% of our 2025 and 2026 year-to-date leasing activity has been with tenants in the defense and technology industries. Demand for office space that has a SCIF is particularly strong, as these facilities require significant capital investments which often exceed $500 per square foot and extended construction timelines which can stretch up to 18 months driven by security and certification requirements. The ability to deliver new SCIF or assign existing SCIF continues to be a key differentiator in our tenant discussions — currently, 91% of our National Landing GSA tenancy has a SCIF in their space, representing a durable competitive advantage that is difficult to replicate elsewhere in the market.

To help foster a healthier long-term office market in National Landing, we have been reducing competitive stock by repurposing older, underutilized office buildings for redevelopment or conversion to multifamily housing, hospitality, and other complementary uses that support a vibrant mixed-use environment. We have already executed on this strategy at 1900 Crystal Drive and 2001 Richmond Highway, two obsolete office buildings we demolished and redeveloped into our new multifamily assets currently in lease up — The Grace, Reva, The Zoe, and Valen. We have broadened this approach to four additional assets through adaptive reuse and conversion: 2100 Crystal Drive, which we entitled for conversion into a 345-key, dual-branded hotel and subsequently sold to a hotel developer; 2200 Crystal Drive, which we plan to convert into a 195-unit multifamily asset; and 1800 and 1901 South Bell Street, which we are in the process of entitling for conversion into multifamily. In total, these four conversions will take an additional 1.0 million square feet of obsolete office space out of service in National Landing. Our leasing efforts continue to focus on buildings with long-term potential, concentrating occupancy in areas of National Landing that are accessible via multi-modal transportation and that we have enhanced through our placemaking interventions, including the recent delivery of our new office amenity hub at 2011 Crystal Drive.

Northern Virginia Office Trends (based on JLL and CBRE data)

As we’ve noted in our recent letters, the Northern Virginia office market has continued to benefit from the synergistic overlap of modest demand uptick driven by defense and technology and significant (and accelerating) inventory reductions driven by structural housing demand. JLL reported that 85.2% of first quarter transactions over 10,000 square feet were defense contractors, with what they are calling the “demand corridor” (the Toll Road, Tysons Corner, the Rosslyn Ballston Corridor, and National Landing) capturing 70.9% of non-renewal activity. With our recent acquisitions of Dulles View and Tysons Dulles Plaza and our existing holdings in National Landing and the Rosslyn-Ballston corridor, we believe we are well-positioned to capture that demand. Our expertise with government contractors has also given us an edge in a market increasingly driven by the $1 trillion (and potentially growing) Department of War budget. Northern Virginia finally saw a year of positive net absorption in 2025, the first since 2019. Although net absorption in the first quarter was largely flat, the touring and leasing activity suggests continued positive momentum and, at the very least, reflects a consistent move off bottom. Like in other markets, trophy buildings are particularly strong performers, with estimates from JLL and CBRE at 8-14% versus roughly 22% direct vacancy for the overall market.

This encouraging demand story comes against a backdrop of significant inventory removal. JLL identifies over 16 million square feet to come offline for conversion to other uses. This amount is meaningful in the context of a roughly 150 million square foot market and reflects a couple of key differences in Virginia versus other parts of the metro region. First, the sites are largely suburban which gives them significant optionality unlike urban sites which are largely limited to office or office conversion, or are impacted by denser urban fabric limiting glass line or site area for redevelopment. Second, there is not only strong demand for housing in Virginia driven by a robust employment base, but also demand for other uses, notably data centers, which have played a major role in removing Northern Virginia office inventory. These suburban sites can be apartments, townhomes, data centers, or

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some combination of housing and office. All these factors conspire to drive significant inventory reductions in excess of what has been seen in other jurisdictions which, when combined with growing demand, is speeding the recovery of this office market. It is against that backdrop of supply and demand dynamics that we are leasing our National Landing assets and pursuing opportunistic acquisitions in the path of growth.

* * *

Our priorities remain clear and consistent: execute with discipline, preserve balance-sheet flexibility, and allocate capital toward opportunities that offer the most compelling long-term, risk-adjusted returns. While the macroeconomic environment remains uneven, we believe periods of dislocation often present the most attractive opportunities. The actions we have taken over the past several quarters — including targeted asset sales, strategic recapitalizations, and the repositioning of obsolete office assets — reflect this mindset. These transactions provide liquidity, generate incremental third-party revenue, and allow us to continue investing in National Landing and other new growth opportunities. Sustained demand from defense, intelligence, and technology-oriented tenants continues to differentiate our portfolio, while our placemaking initiatives and office-to-residential conversions are reshaping National Landing into a more vibrant, mixed-use neighborhood.

We appreciate your continued trust and partnership as we pursue opportunities we believe will drive durable, long-term value for our shareholders.

Sincerely,

W. Matthew Kelly

Chief Executive Officer

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Section Two – Earnings Release

FOR IMMEDIATE RELEASE

gs Release

CONTACT

Kevin Connolly

Executive Vice President, Portfolio Management & Investor Relations

(240) 333-3837

kconnolly@jbgsmith.com

JBG SMITH ANNOUNCES FIRST QUARTER 2026 RESULTS

Bethesda, MD (May 5, 2026) - JBG SMITH (NYSE: JBGS), a leading owner, operator, and developer of mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended March 31, 2026 and reported its financial results.

Additional information regarding our results of operations, properties, and tenants can be found in our First Quarter 2026 Investor Package, which is posted in the Investor Relations section of our website at www.jbgsmith.com. We encourage investors to consider the information presented here with the information in that document.

First Quarter 2026 Highlights

●	Net loss, Funds From Operations ("FFO"), and Core FFO attributable to common shareholders were:

	FIRST QUARTER COMPARISON
in millions, except per share amounts	Three Months Ended
	March 31, 2026		March 31, 2025
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net loss (1)	$(18.7)	$(0.32)	$(45.7)	$(0.56)
FFO	$2.1	$0.04	$0.8	$0.01
Core FFO	$9.8	$0.17	$7.2	$0.09

_____________

(1)	Includes gains on the sale of real estate of $21.1 million and $537,000 for the three months ended March 31, 2026 and 2025. Includes impairment losses related to real estate of $1.5 million and $8.5 million for the three months ended March 31, 2026 and 2025.
●	Annualized Net Operating Income ("Annualized NOI") for the three months ended March 31, 2026 was $249.7 million, compared to $245.3 million for the three months ended December 31, 2025, at our share. Excluding the assets that were recently acquired and sold, Annualized NOI for the three months ended March 31, 2026 was $246.9 million, compared to $244.7 million for the three months ended December 31, 2025, at our share.
o	The increase in Annualized NOI, excluding the assets that were recently acquired and sold, was substantially attributable to abatement burn off at our ground lease asset.
●	Same Store NOI ("SSNOI") at our share decreased 4.8% quarter-over-quarter to $54.3 million for the three months ended March 31, 2026.

o	The decrease in SSNOI was substantially attributable to (i) lower occupancy and higher utilities expense in our multifamily portfolio and (ii) higher utilities expense and increased rent abatement, partially offset by lower real estate tax expense in our commercial portfolio.

Operating Portfolio

●	The operating multifamily portfolio was 86.8% leased and 84.5% occupied as of March 31, 2026, compared to 84.7% and 82.7% as of December 31, 2025, at our share. Our Same Store multifamily portfolio was 93.5% leased and 92.0% occupied as of March 31, 2026, compared to 91.8% and 90.4% as of December 31, 2025, at our share.
●	In our Same Store multifamily portfolio, effective rents decreased by 10.5% for new leases and increased by 1.9% upon renewal while achieving a 62.4% renewal rate during the first quarter.
●	The operating commercial portfolio was 76.9% leased and 75.2% occupied as of March 31, 2026, compared to 77.5% and 75.1% as of December 31, 2025, at our share.
●	Executed approximately 332,000 square feet of office leases at our share during the three months ended March 31, 2026, including approximately 28,000 square feet of new leases. Second-generation leases generated a 6.6% rental rate decrease on a cash basis and a 0.2% rental rate increase on a GAAP basis.

Development Portfolio

Development Pipeline

●	As of March 31, 2026, our development pipeline consisted of 3.3 million square feet of estimated potential development density at our share.

Third-Party Real Estate Services Business

●	For the three months ended March 31, 2026, revenue from third-party real estate services, including reimbursements, was $17.2 million. Excluding reimbursements and service revenue from our interests in real estate ventures, revenue from our third-party real estate services business was $6.5 million, primarily driven by $4.4 million of property and asset management fees, and $1.1 million of other service revenue.

Balance Sheet

●	As of March 31, 2026, our total enterprise value was approximately $3.5 billion, comprising 71.6 million common shares and units valued at $1.0 billion, and debt (net of premium / (discount) and deferred financing costs) at our share of $2.6 billion, less cash and cash equivalents at our share of $82.1 million.
●	As of March 31, 2026, we had $79.8 million of cash and cash equivalents ($82.1 million of cash and cash equivalents at our share), and $515.2 million of undrawn capacity under our revolving credit facility.
●	Net Debt to annualized Adjusted EBITDA at our share for the three months ended March 31, 2026 was 12.7x, and our Net Debt / total enterprise value was 70.3% as of March 31, 2026.

Investing and Financing Activities

●	In January 2026, we extended the maturity date of the $200.0 million Tranche A-1 Term Loan to January 2027.

●	In February 2026, we sold Potomac Yard Landbay H, a development parcel in Alexandria, Virginia, for $50.7 million.
●	During the first quarter of 2026, we repurchased and retired 1.6 million common shares for $25.4 million, a weighted average purchase price per share of $15.47.

Subsequent to March 31, 2026

●	In April 2026, we formed a real estate venture to recapitalize Tysons Dulles Plaza, a 491,494-square-foot commercial asset in Tysons, Virginia, in which we own a 50.0% interest. In connection with the transaction, the real estate venture entered into a three-year, interest-only $37.9 million mortgage loan with an interest rate of SOFR plus 2.10%, of which $20.0 million was drawn at closing. We retained management of the asset and continue to account for the asset on a consolidated basis.
●	We repaid $30.0 million under the revolving credit facility.
●	Through May 1, 2026, we repurchased and retired 182,184 common shares for $2.6 million, a weighted average purchase price per share of $14.36, pursuant to a repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Dividends

●	On April 30, 2026, our Board of Trustees declared a quarterly dividend of $0.175 per common share, which will be paid on May 28, 2026 to shareholders of record as of May 14, 2026.

About JBG SMITH

JBG SMITH owns, operates, and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, where through our focus on placemaking, we cultivate vibrant, highly amenitized, walkable neighborhoods. JBG SMITH's portfolio comprises 12.0 million square feet at share of multifamily, office, and retail assets, and a 3.3 million square-foot development pipeline. For more information on JBG SMITH please visit www.jbgsmith.com.

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this earnings release. We also note the following forward-looking statement: whether the estimated square feet in our development pipeline is accurate.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the

Washington, DC metropolitan area, including reductions in federal government spending, headcount, or leasing, trends in multifamily housing demand in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Pro Rata Information

We present certain financial information and metrics in this release "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in our investor package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

Non-GAAP Financial Measures

This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH's management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH's financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release:

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs and income (loss) from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results.

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs, income (loss) from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring capital expenditures and Second-generation tenant improvements and leasing commissions, net deferred rent activity, lease incentive amortization, accretion of acquired below-market leases, amortization of acquired above-market leases, recurring share-based compensation expense, amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us. The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"), "Same Store NOI" and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI and Annualized NOI provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended March 31, 2026 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

Definitions

"Development Pipeline" refers to owned and entitled land on which we have the potential to commence construction subject to completion of design and/or market conditions. Excludes unentitled land parcels and land parcels controlled through an option agreement.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned as of March 31, 2026. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

"GAAP" means accounting principles generally accepted in the United States of America.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2026.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, and other costs.

"Under-Construction" refers to assets that were under construction during the period.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

in thousands	March 31, 2026	December 31, 2025

ASSETS
Real estate, at cost:
Land and improvements	$980,178	$1,019,967
Buildings and improvements	3,971,356	3,973,514
Construction in progress, including land	186,581	175,673
	5,138,115	5,169,154
Less: accumulated depreciation	(1,444,854)	(1,408,641)
Real estate, net	3,693,261	3,760,513
Cash and cash equivalents	79,780	75,270
Restricted cash	35,075	28,020
Tenant and other receivables	27,079	21,810
Deferred rent receivable	183,731	182,891
Investments in unconsolidated real estate ventures	105,348	105,711
Deferred leasing costs, net	64,972	66,356
Intangible assets, net	29,422	30,333
Other assets, net	117,126	117,287
TOTAL ASSETS	$4,335,794	$4,388,191

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,580,147	$1,579,158
Revolving credit facility	230,000	205,000
Term loans, net	718,620	718,408
Accounts payable and accrued expenses	71,833	84,748
Other liabilities, net	100,479	131,945
Total liabilities	2,701,079	2,719,259
Commitments and contingencies
Redeemable noncontrolling interests	494,820	511,342
Total equity	1,139,895	1,157,590
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,335,794	$4,388,191

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2026	2025
REVENUE
Property rental	$105,856	$101,499
Third-party real estate services, including reimbursements	17,208	14,914
Other revenue	4,538	4,273
Total revenue	127,602	120,686
EXPENSES
Depreciation and amortization	45,305	47,587
Property operating	36,218	33,437
Real estate taxes	12,046	12,172
General and administrative:
Corporate and other	15,287	15,557
Third-party real estate services	16,998	16,071
Transaction and other costs	9,841	1,911
Total expenses	135,695	126,735
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(374)	(592)
Interest and other income, net	1,400	525
Interest expense	(35,548)	(35,200)
Gain on the sale of real estate, net	21,075	537
Loss on the extinguishment of debt, net	—	(4,636)
Impairment loss	(1,500)	(8,483)
Total other income (expense)	(14,947)	(47,849)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(23,040)	(53,898)
Income tax (expense) benefit	(7)	200
NET LOSS	(23,047)	(53,698)
Net loss attributable to redeemable noncontrolling interests	4,350	7,978
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(18,697)	$(45,720)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.32)	$(0.56)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	59,073	81,521

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2026		2025

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(23,047)		$(53,698)
Depreciation and amortization expense	45,305		47,587
Interest expense	35,548		35,200
Income tax expense (benefit)	7		(200)
Unconsolidated real estate ventures allocated share of above adjustments	1,573		1,782
EBITDA attributable to redeemable noncontrolling interests in consolidated real estate ventures	(758)		—
EBITDA	$58,628		$30,671
Gain on the sale of real estate, net	(21,075)		(537)
Pro rata share of loss on the sale of unconsolidated real estate assets	35		—
Impairment loss related to real estate	1,500		8,483

EBITDAre	$39,088		$38,617
Transaction and other costs (1)	9,841		1,911
(Income) loss from investments, net	(63)		376
Loss on the extinguishment of debt, net	—		4,636
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—		(184)
Unconsolidated real estate ventures allocated share of above adjustments	18		—

Adjusted EBITDA	$48,884		$45,356

Net Debt to Annualized Adjusted EBITDA (2)	12.7	x	13.7	x

	March 31, 2026		March 31, 2025
Net Debt (at JBG SMITH Share)
Consolidated indebtedness (3)	$2,525,135		$2,500,207
Unconsolidated indebtedness (3)	34,518		66,975
Total consolidated and unconsolidated indebtedness	2,559,653		2,567,182
Less: cash and cash equivalents	82,106		85,945
Net Debt (at JBG SMITH Share)	$2,477,547		$2,481,237

Note: All EBITDA measures as shown above are attributable to common limited partnership units ("OP Units") and certain fully vested incentive equity awards that may be convertible into OP Units. The prior year EBITDAre amounts have been restated to conform to the current year presentation. There was no change to EBITDA or Adjusted EBITDA.

(1)	Includes costs related to completed, potential and pursued transactions, and other costs.
(2)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(3)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2026	2025

FFO and Core FFO
Net loss attributable to common shareholders	$(18,697)	$(45,720)
Net loss attributable to redeemable noncontrolling interests	(4,350)	(7,978)
Net loss	(23,047)	(53,698)
Gain on the sale of real estate, net	(21,075)	(537)
Pro rata share of loss on the sale of unconsolidated real estate assets	35	—
Real estate depreciation and amortization	45,018	45,961
Impairment loss related to real estate	1,500	8,483
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	979	779
FFO attributable to redeemable noncontrolling interests in consolidated real estate ventures	(758)	—
FFO Attributable to OP Units	$2,652	$988
FFO attributable to redeemable noncontrolling interests	(573)	(167)
FFO Attributable to Common Shareholders	$2,079	$821

FFO attributable to OP Units	$2,652	$988
Transaction and other costs (1)	9,841	1,911
(Income) loss from investments, net of tax	(63)	285
Gain from mark-to-market on derivative instruments	—	(32)
Loss on the extinguishment of debt, net	—	4,636
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—	(184)
Amortization of management contracts intangible, net of tax	73	1,056
Unconsolidated real estate ventures allocated share of above adjustments	18	—
Core FFO Attributable to OP Units	$12,521	$8,660
Core FFO attributable to redeemable noncontrolling interests	(2,706)	(1,462)
Core FFO Attributable to Common Shareholders	$9,815	$7,198
FFO per common share - diluted	$0.04	$0.01
Core FFO per common share - diluted	$0.17	$0.09
Weighted average shares - diluted (FFO and Core FFO)	59,271	81,706

See footnotes on page 14.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)

(Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2026	2025

FAD
Core FFO attributable to OP Units	$12,521	$8,660
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (2)	(4,029)	(11,778)
Straight-line and other rent adjustments (3)	(1,720)	2,439
Share-based compensation expense	7,744	6,532
Amortization of debt issuance costs	3,053	4,135
Unconsolidated real estate ventures allocated share of above adjustments	96	149
Non-real estate depreciation and amortization	213	258
FAD Available to OP Units (A)	$17,878	$10,395
Distributions to common shareholders and unitholders (B)	$13,123	$17,610
FAD Payout Ratio (B÷A) (4)	73.4%	169.4%

Capital Expenditures
Maintenance and recurring capital expenditures	$1,627	$3,588
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	2	—
Second-generation tenant improvements and leasing commissions	2,400	7,946
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	244
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	4,029	11,778
Non-recurring capital expenditures	5,784	5,234
First-generation tenant improvements and leasing commissions	4,570	3,648
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	73	37
Non-recurring capital expenditures	10,427	8,919
Total JBG SMITH Share of Capital Expenditures	$14,456	$20,697

Note: The prior year FFO amounts have been restated to conform to the current year presentation. There was no change to Core FFO.

(1)	Includes costs related to completed, potential and pursued transactions, and other costs.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization/accretion and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

NOI RECONCILIATIONS (NON-GAAP)

(Unaudited)

dollars in thousands	Three Months Ended March 31,
	2026	2025

Net loss attributable to common shareholders	$(18,697)	$(45,720)
Net loss attributable to redeemable noncontrolling interests	(4,350)	(7,978)
Net loss	(23,047)	(53,698)
Add:
Depreciation and amortization expense	45,305	47,587
General and administrative expense:
Corporate and other	15,287	15,557
Third-party real estate services	16,998	16,071
Transaction and other costs	9,841	1,911
Interest expense	35,548	35,200
Loss on the extinguishment of debt, net	—	4,636
Impairment loss	1,500	8,483
Income tax expense (benefit)	7	(200)
Less:
Third-party real estate services, including reimbursements revenue	17,208	14,914
Loss from unconsolidated real estate ventures, net	(374)	(592)
Interest and other income, net	1,400	525
Gain on the sale of real estate, net	21,075	537

Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	1,225	990
Real estate venture partner’s share of NOI attributable to consolidated real estate ventures	(801)	—
Non-cash rent adjustments (1)	(1,720)	2,439
Other adjustments (2)	87	1,693
Total adjustments	(1,209)	5,122
NOI	$60,921	$65,285
Less: out-of-service NOI loss (3)	(1,507)	(2,237)
Operating Portfolio NOI	$62,428	$67,522
Non-Same Store NOI (4)	8,102	10,466
Same Store NOI (5)	$54,326	$57,056

Change in Same Store NOI	(4.8)%
Number of properties in Same Store pool	32

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization/accretion and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets, assets in the Development Pipeline, and other land assets.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

SEP
TABLE OF CONTENTS	MARCH 31, 2026

DISCLOSURES	MARCH 31, 2026

Disclosures

Forward-Looking Statements

Certain statements contained herein may constitute "forward-looking statements" as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results, financial condition and business of JBG SMITH Properties ("JBG SMITH," the "Company," "we," "us," "our" or similar terms) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximate," "hypothetical," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or similar expressions in this Investor Package. We also note the following forward-looking statements: the impact of the federal budget, including defense and intelligence spending on our demand drivers and the Washington DC region; the impact of reduction in federal spending and headcount on the Washington DC region, generally, and the real estate market in particular; our ability to maintain a strong capital base; potential Net Operating Income growth and the assumptions on which such growth is premised; our estimated future leverage profile and our ability to moderate our leverage; trends in occupancy, supply and demand for housing (including multifamily) and the ability of constrained supply to drive occupancy and rent growth; whether we will be well-positioned to weather volatility and capitalize on rent growth, land sales, asset recycling, ground leases, and joint ventures; the timeline to complete asset recycling and the impact of reducing competitive stock in National Landing; whether the industry mix of our office tenants and leasing performance of our office portfolio will shift as anticipated or at all; whether the strength of our prospective tenant pipeline will result in increases in new leasing activity; whether our expected contractual annualized rent will commence on the timeline anticipated; whether we will experience an improvement in the retention rate of our office tenants (including in National Landing); annualized Net Operating Income; adjusted and expected annualized Net Operating Income; expected timing, completion, size, delivery dates and economic viability for the projects we are developing; the ability of any or all of our demand drivers, to materialize and increase performance of, foot traffic around, and demand for our multifamily and commercial portfolios in the Northern Virginia submarket (including National Landing); whether the value of our portfolio holdings will increase due to their location, demand drivers, our placemaking efforts and use diversification; whether we will be successful in our efforts to repurchase shares; whether we will succeed in recycling our assets to fund new investments, including development projects, acquisitions, distressed office investments and other opportunistic investments in partnership with third-party capital, and share repurchases; whether we will be able to recapitalize certain assets and generate incremental fee revenue and carried interest income through joint ventures with third-party investors; whether our assets can be disposed of for values at or above NAV; whether the estimated square feet in our development pipeline is accurate; and whether the number of multifamily units and retailers in Northern Virginia (including National Landing) will increase to the levels anticipated or open on the timelines anticipated.

Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic and political conditions in the Washington, DC metropolitan area, including shifting interest-rate expectations and reductions in federal government spending, headcount, or leasing, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date hereof.

Organization and Basis of Presentation

JBG SMITH, a Maryland real estate investment trust, owns, operates, and develops mixed-use properties concentrated in amenity-rich, Metro-served submarkets in and around Washington, DC, most notably National Landing, where through our focus on placemaking, we cultivate vibrant, highly amenitized, walkable neighborhoods. JBG SMITH's portfolio comprises 12.0 million square feet at share of multifamily, office, and retail assets, and a 3.3 million square-foot development pipeline. In addition, our third-party real estate services business provides fee-based real estate services.

The information contained in this Investor Package does not purport to disclose all items required by the accounting principles generally accepted in the United States of America ("GAAP") and is unaudited information, unless otherwise indicated.

DISCLOSURES	MARCH 31, 2026

Pro Rata Information

We present certain financial information and metrics in this Investor Package "at JBG SMITH Share," which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, "real estate ventures") as applied to these financial measures and metrics. Financial information "at JBG SMITH Share" is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset's financial information. "At JBG SMITH Share" information, which we also refer to as being "at share," "our pro rata share" or "our share," is not, and is not intended to be, a presentation in accordance with GAAP. Given that a portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization.

We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers' share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers' interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures, or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP "at JBG SMITH Share" financial information should not be considered in isolation or as a substitute for our consolidated financial statements as reported under GAAP.

Occupancy, non-GAAP financial measures, leverage metrics, operating assets and operating metrics presented in this Investor Package exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures, as our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

DISCLOSURES	MARCH 31, 2026

Definitions

See pages 37-40 for definitions of terms used in this Investor Package.

Non-GAAP Measures

This Investor Package includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why our management believes that the presentation of these measures provides useful information to investors regarding our financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Package. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies.

In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Package:

●	Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")
●	EBITDA for Real Estate ("EBITDAre")
●	Adjusted EBITDA
●	Funds from Operations ("FFO")
●	Core FFO
●	Funds Available for Distribution ("FAD")
●	Third-Party Real Estate Services Business
●	Pro Rata Adjusted General and Administrative Expenses
●	Net Operating Income ("NOI")
●	Annualized NOI
●	Same Store NOI
●	Consolidated and Unconsolidated Indebtedness
●	Consolidated and Unconsolidated Interest Expense
●	Net Debt
●	Historical Cost

COMPANY PROFILE	MARCH 31, 2026 (Unaudited)

Company Profile

Executive Officers		Company Snapshot as of March 31, 2026

W. Matthew Kelly	Chief Executive Officer and Trustee	Exchange/ticker	NYSE: JBGS
M. Moina Banerjee	Co-President and Chief Financial Officer	Indicated annual dividend per share (1)	$0.70
George L. Xanders	Co-President and Chief Investment Officer	Dividend yield	4.8%
Evan Regan-Levine	Chief Strategy Officer
Steven A. Museles	Chief Legal Officer	Total Enterprise Value (dollars in billions, except share price)
		Common share price	$14.61
		Common shares and common limited partnership units ("OP Units") outstanding (in millions) (2)	71.61
		Total market capitalization	$1.05
		Total consolidated and unconsolidated indebtedness at JBG SMITH Share	2.56
		Less: cash and cash equivalents at JBG SMITH Share	(0.08)
		Net Debt	$2.48
		Total Enterprise Value	$3.52

		Net Debt / Total Enterprise Value	70.3%

(1)	Based on the latest dividend declaration.
(2)	Includes certain fully vested incentive equity awards that may be convertible into OP Units.

FINANCIAL HIGHLIGHTS	MARCH 31, 2026 (Unaudited)

Financial Highlights

dollars in thousands, except per share data	Three Months Ended
	March 31, 2026

Summary Financial Results
Total revenue	$127,602
Net loss attributable to common shareholders	$(18,697)
Per diluted common share	$(0.32)
Operating portfolio NOI	$62,428
FFO (1)	$2,652
Core FFO (1)	$12,521
FAD (1)	$17,878
FAD payout ratio	73.4%
EBITDA (1)	$58,628
EBITDAre (1)	$39,088
Adjusted EBITDA (1)	$48,884
Net Debt / total enterprise value	70.3%
Net Debt to annualized Adjusted EBITDA	12.7	x

	March 31, 2026

Debt Summary (at JBG SMITH Share)
Total consolidated indebtedness (2)	$2,525,135
Total consolidated and unconsolidated indebtedness (2)	$2,559,653
Weighted average interest rates:
Variable rate debt (3)	5.19%
Fixed rate debt	5.03%
Total debt	5.08%
Cash and cash equivalents	$82,106

(1)	Attributable to OP Units, which include units owned by JBG SMITH, and certain incentive equity awards that may be convertible into OP Units.
(2)	Net of premium/discount and deferred financing costs.
(3)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.18%, and 3.28%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.

PORTFOLIO OVERVIEW	MARCH 31, 2026 (Unaudited)

Portfolio Overview

dollars in thousands		100% Share	At JBG SMITH Share

	Number of	Units /	Units /	%	%	Annualized	Annualized
	Assets	Square Feet	Square Feet	Leased	Occupied (1)	Rent	NOI (2)

Operating
Multifamily (3)
National Landing	6	3,664	3,664	91.5%	89.9%	$101,787	$70,144
DC	7	2,080	1,894	93.1%	91.3%	57,519	32,204
In-Service	13	5,744	5,558	92.1%	90.4%	159,306	102,348
Recently Delivered	2	775	775	47.4%	45.0%	12,447	3,108
Multifamily – total / weighted average	15	6,519	6,333	86.8%	84.5%	$171,753	$105,456

Commercial
National Landing Unlevered	13	4,443,026	4,443,026	75.0%	72.6%	$153,081	$91,196
National Landing Levered	3	997,031	997,031	86.2%	85.7%	33,365	24,404
Other	6	1,882,632	1,498,011	76.5%	75.9%	52,129	23,516
Commercial - total / weighted average	22	7,322,689	6,938,068	76.9%	75.2%	$238,575	$139,116

Ground Lease (4)	1	—	—	—	—	$—	$5,140

Operating - In-service	36	5,744 Units/ 7,322,689 SF	5,558 Units/ 6,938,068 SF	82.7%	81.0%	$397,881	$246,604
Operating - Recently Delivered	2	775 Units	775 Units	47.4%	45.0%	$12,447	$3,108
Operating - Total / Weighted Average	38	6,519 Units/ 7,322,689 SF	6,333 Units/ 6,938,068 SF	81.0%	79.1%	$410,328	$249,712

Development (5)

Development Pipeline		4,624,600	3,326,700

(1)	Percent Occupied excludes retail square footage.
(2)	Annualized NOI includes $4.7 million from 1101 17th Street, and $24.4 million from 1215, 1225 and 1235 S. Clark Street.
(3)	2221 S. Clark Street - Residential and 900 W Street are excluded from Percent Leased, Percent Occupied and Annualized Rent metrics as they are operated as short-term rental properties.
(4)	1700 M Street, for which we are the ground lessor, is excluded from Percent Leased, Percent Occupied and Annualized Rent metrics. See footnote (7) on page 19 for more information.
(5)	Refer to page 32 for detail on the Development Pipeline.

CONDENSED CONSOLIDATED BALANCE SHEETS	MARCH 31, 2026 (Unaudited)

Condensed Consolidated Balance Sheets

in thousands	March 31, 2026	December 31, 2025

ASSETS
Real estate, at cost:
Land and improvements	$980,178	$1,019,967
Buildings and improvements	3,971,356	3,973,514
Construction in progress, including land	186,581	175,673
	5,138,115	5,169,154
Less: accumulated depreciation	(1,444,854)	(1,408,641)
Real estate, net	3,693,261	3,760,513
Cash and cash equivalents	79,780	75,270
Restricted cash	35,075	28,020
Tenant and other receivables	27,079	21,810
Deferred rent receivable	183,731	182,891
Investments in unconsolidated real estate ventures	105,348	105,711
Deferred leasing costs, net	64,972	66,356
Intangible assets, net	29,422	30,333
Other assets, net	117,126	117,287
TOTAL ASSETS	$4,335,794	$4,388,191

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans, net	$1,580,147	$1,579,158
Revolving credit facility	230,000	205,000
Term loans, net	718,620	718,408
Accounts payable and accrued expenses	71,833	84,748
Other liabilities, net	100,479	131,945
Total liabilities	2,701,079	2,719,259
Commitments and contingencies
Redeemable noncontrolling interests	494,820	511,342
Total equity	1,139,895	1,157,590
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$4,335,794	$4,388,191

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	MARCH 31, 2026 (Unaudited)

Condensed Consolidated Statements of Operations

in thousands, except per share data	Three Months Ended March 31,
	2026	2025
REVENUE
Property rental	$105,856	$101,499
Third-party real estate services, including reimbursements (1)	17,208	14,914
Other revenue	4,538	4,273
Total revenue	127,602	120,686
EXPENSES
Depreciation and amortization	45,305	47,587
Property operating	36,218	33,437
Real estate taxes	12,046	12,172
General and administrative:
Corporate and other	15,287	15,557
Third-party real estate services (1)	16,998	16,071
Transaction and Other Costs	9,841	1,911
Total expenses	135,695	126,735
OTHER INCOME (EXPENSE)
Loss from unconsolidated real estate ventures, net	(374)	(592)
Interest and other income, net	1,400	525
Interest expense	(35,548)	(35,200)
Gain on the sale of real estate, net	21,075	537
Loss on the extinguishment of debt, net	—	(4,636)
Impairment loss	(1,500)	(8,483)
Total other income (expense)	(14,947)	(47,849)
LOSS BEFORE INCOME TAX (EXPENSE) BENEFIT	(23,040)	(53,898)
Income tax (expense) benefit	(7)	200
NET LOSS	(23,047)	(53,698)
Net loss attributable to redeemable noncontrolling interests	4,350	7,978
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(18,697)	$(45,720)
LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.32)	$(0.56)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	59,073	81,521

Note: For complete financial statements, please refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

(1)	Includes $10.6 million and $8.4 million of revenues and expenses reimbursed by third-party owners of real estate we manage for the three months ended March 31, 2026 and 2025.

UNCONSOLIDATED REAL ESTATE VENTURES	MARCH 31, 2026 (Unaudited)

Unconsolidated Real Estate Ventures

in thousands, at JBG SMITH Share
March 31, 2026

BALANCE SHEET INFORMATION
Total real estate, at cost	$135,628
Less: accumulated depreciation	(3,514)
Real estate, net	132,114
Cash and cash equivalents	2,973
Other assets, net	13,704
Total assets	$148,791
Borrowings, net	$34,518
Other liabilities, net	10,858
Total liabilities	$45,376

Three Months Ended
March 31, 2026

OPERATING INFORMATION
Total revenue	$2,478
Expenses:
Depreciation and amortization	979
Property operating	896
Real estate taxes	384
Total expenses	2,259
Other income (expense):
Interest expense	(594)
Loss on the sale of real estate	(35)
Interest and other income, net	31

Net Loss	$(379)
Other	5
Loss from unconsolidated real estate ventures, net	$(374)

OTHER TANGIBLE ASSETS AND LIABILITIES	MARCH 31, 2026 (Unaudited)

Other Tangible Assets and Liabilities

in thousands, at JBG SMITH Share	March 31, 2026

Other Tangible Assets, Net (1)
Restricted cash	$35,665
Tenant and other receivables, net	27,182
Other assets, net	70,996
Total Other Tangible Assets, Net	$133,843

Other Tangible Liabilities, Net
Accounts payable and accrued liabilities	$73,068
Other liabilities, net (2)	67,273
Total Other Tangible Liabilities, Net	$140,341

(1)	Excludes cash and cash equivalents.
(2)	Includes lease incentive liabilities, but excludes committed tenant-related obligations totaling $37.6 million. The timing and amounts of payments for tenant-related obligations are uncertain and may only be due upon satisfactory performance of certain conditions.

EBITDA, EBITDAre AND ADJUSTED EBITDA RECONCILIATIONS (NON-GAAP)	MARCH 31, 2026 (Unaudited)

EBITDA, EBITDAre and Adjusted EBITDA

dollars in thousands	Three Months Ended March 31,
	2026		2025

EBITDA, EBITDAre and Adjusted EBITDA
Net loss	$(23,047)		$(53,698)
Depreciation and amortization expense	45,305		47,587
Interest expense	35,548		35,200
Income tax expense (benefit)	7		(200)
Unconsolidated real estate ventures allocated share of above adjustments	1,573		1,782
EBITDA attributable to redeemable noncontrolling interests in consolidated real estate ventures	(758)		—
EBITDA	$58,628		$30,671
Gain on the sale of real estate, net	(21,075)		(537)
Pro rata share of loss on the sale of unconsolidated real estate assets	35		—
Impairment loss related to real estate	1,500		8,483

EBITDAre	$39,088		$38,617
Transaction and Other Costs (1)	9,841		1,911
(Income) loss from investments, net	(63)		376
Loss on the extinguishment of debt, net	—		4,636
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—		(184)
Unconsolidated real estate ventures allocated share of above adjustments	18		—

Adjusted EBITDA	$48,884		$45,356

Net Debt to Annualized Adjusted EBITDA (2)	12.7	x	13.7	x

Net Debt (at JBG SMITH Share)	March 31, 2026		March 31, 2025
Consolidated indebtedness (3)	$2,525,135		$2,500,207
Unconsolidated indebtedness (3)	34,518		66,975
Total consolidated and unconsolidated indebtedness	2,559,653		2,567,182
Less: cash and cash equivalents	82,106		85,945
Net Debt (at JBG SMITH Share)	$2,477,547		$2,481,237

Note: All EBITDA measures as shown above are attributable to OP Units and certain fully vested incentive equity awards that may be convertible into OP Units. The prior year EBITDAre amounts have been restated to conform to the current year presentation. There was no change to EBITDA or Adjusted EBITDA.

(1)	Includes costs related to completed, potential and pursued transactions, and other costs.
(2)	Quarterly Adjusted EBITDA is annualized by multiplying by four.
(3)	Net of premium/discount and deferred financing costs.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	MARCH 31, 2026 (Unaudited)

FFO, Core FFO and FAD

in thousands, except per share data	Three Months Ended March 31,
	2026	2025

FFO and Core FFO
Net loss attributable to common shareholders	$(18,697)	$(45,720)
Net loss attributable to redeemable noncontrolling interests	(4,350)	(7,978)
Net loss	(23,047)	(53,698)
Gain on the sale of real estate, net	(21,075)	(537)
Pro rata share of loss on the sale of unconsolidated real estate assets	35	—
Real estate depreciation and amortization	45,018	45,961
Impairment loss related to real estate	1,500	8,483
Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures	979	779
FFO attributable to redeemable noncontrolling interests in consolidated real estate ventures	(758)	—
FFO Attributable to OP Units	$2,652	$988
FFO attributable to redeemable noncontrolling interests	(573)	(167)
FFO Attributable to Common Shareholders	$2,079	$821

FFO attributable to OP Units	$2,652	$988
Transaction and Other Costs (1)	9,841	1,911
(Income) loss from investments, net of tax	(63)	285
Gain from mark-to-market on derivative instruments	—	(32)
Loss on the extinguishment of debt, net	—	4,636
Earnings and distributions in excess of our investment in unconsolidated real estate venture	—	(184)
Amortization of management contracts intangible, net of tax	73	1,056
Unconsolidated real estate ventures allocated share of above adjustments	18	—
Core FFO Attributable to OP Units	$12,521	$8,660
Core FFO attributable to redeemable noncontrolling interests	(2,706)	(1,462)
Core FFO Attributable to Common Shareholders	$9,815	$7,198
FFO per common share - diluted	$0.04	$0.01
Core FFO per common share - diluted	$0.17	$0.09
Weighted average shares - diluted (FFO and Core FFO)	59,271	81,706

See footnotes on page 15.

FFO, CORE FFO AND FAD RECONCILIATIONS (NON-GAAP)	MARCH 31, 2026 (Unaudited)

in thousands, except per share data	Three Months Ended March 31,
	2026	2025

FAD
Core FFO attributable to OP Units	$12,521	$8,660
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions (2)	(4,029)	(11,778)
Straight-line and other rent adjustments (3)	(1,720)	2,439
Share-based compensation expense	7,744	6,532
Amortization of debt issuance costs	3,053	4,135
Unconsolidated real estate ventures allocated share of above adjustments	96	149
Non-real estate depreciation and amortization	213	258
FAD Available to OP Units (A)	$17,878	$10,395
Distributions to common shareholders and unitholders (B)	$13,123	$17,610
FAD Payout Ratio (B÷A) (4)	73.4%	169.4%

Capital Expenditures
Maintenance and recurring capital expenditures	$1,627	$3,588
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures	2	—
Second-generation tenant improvements and leasing commissions	2,400	7,946
Share of Second-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	—	244
Recurring capital expenditures and Second-generation tenant improvements and leasing commissions	4,029	11,778
Non-recurring capital expenditures	5,784	5,234
First-generation tenant improvements and leasing commissions	4,570	3,648
Share of First-generation tenant improvements and leasing commissions from unconsolidated real estate ventures	73	37
Non-recurring capital expenditures	10,427	8,919
Total JBG SMITH Share of Capital Expenditures	$14,456	$20,697

Note: The prior year FFO amounts have been restated to conform to the current year presentation. There was no change to Core FFO.

(1)	Includes costs related to completed, potential and pursued transactions, and other costs.
(2)	Includes amounts, at JBG SMITH Share, related to unconsolidated real estate ventures.
(3)	Includes straight-line rent, above/below market lease amortization/accretion and lease incentive amortization.
(4)	The quarterly FAD payout ratio is not necessarily indicative of an amount for the full year due to fluctuation in the timing of capital expenditures, the commencement of new leases and the seasonality of our operations.

THIRD-PARTY REAL ESTATE SERVICES BUSINESS (NON-GAAP)	MARCH 31, 2026 (Unaudited)

Third-Party Asset Mgmt and Real Estate Services Business

in thousands, at JBG SMITH Share	Three Months Ended March 31, 2026

Service Revenue
Property management fees	$3,356
Asset management fees	1,077
Development fees	369
Leasing fees	368
Construction management fees	219
Other service revenue	1,119
Third-Party Real Estate Service Revenue, Excluding Reimbursements (1)	$6,508
Third-party real estate services expenses, excluding reimbursements (2)	(6,039)
Net Third-Party Real Estate Services, Excluding Reimbursements (3)	$469

(1)	Service revenues from real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each real estate venture. Included in "Third-party real estate services, including reimbursements" in our Condensed Consolidated Statement of Operations is $10.6 million of reimbursement revenue that is excluded from this table.
(2)	Our personnel perform services for wholly owned properties and properties we manage on behalf of third parties, real estate ventures and the legacy funds formerly organized by The JBG Companies (the "JBG Legacy Funds"). We allocate personnel and other costs to wholly owned properties (included in "Property operating expenses" and "General and administrative expense: corporate and other" in our Condensed Consolidated Statement of Operations) and to properties owned by the third parties, real estate ventures and the JBG Legacy Funds (included in "General and administrative expense: third-party real estate services" in our Condensed Consolidated Statement of Operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "Pro Rata Adjusted General and Administrative Expenses" on the next page for a reconciliation of "General and administrative expenses: third-party real estate services" to "Pro Rata Adjusted General and Administrative Expenses."

(3)	Services revenue, excluding reimbursement revenue and service revenue from our economic interest in real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure of its third-party real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by us and can be used to assess the profitability of the third-party real estate services business.

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES (NON-GAAP)	MARCH 31, 2026 (Unaudited)

Pro Rata Adjusted G&A

in thousands	Three Months Ended March 31, 2026
		Adjustments (1)
	Per Statement			Pro Rata
	of Operations	A	B	Adjusted

General and Administrative Expenses
Corporate and other	$15,287	$—	$315	$15,602
Third-party real estate services	16,998	(10,644)	(315)	6,039

Total	$32,285	$(10,644)	$—	$21,641

(1)	Adjustments:

A  -  Removes $10.6 million of general and administrative expenses reimbursed by third-party owners of real estate we manage related to revenue which has been excluded from service revenue on page 16. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our Condensed Consolidated Statement of Operations.

B  -  Reflects an adjustment to allocate our share of general and administrative expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other."

SAME STORE NOI (NON-GAAP)	MARCH 31, 2026 (Unaudited)

Summary & Same Store NOI

c

dollars in thousands, at JBG SMITH share
	Three Months Ended March 31,
	2026	2025	% Change

Same Store (1)
Multifamily
Revenue	$37,904	$38,567	(1.7%)
Expenses	(16,658)	(15,197)	9.6%
Same Store NOI	$21,246	$23,370	(9.1%)

Commercial
Revenue	$54,378	$53,445	1.7%
Expenses	(22,583)	(20,603)	9.6%
Same Store NOI	$31,795	$32,842	(3.2%)

Ground Lease
Same Store NOI	$1,285	$844	52.3%

Total Same Store NOI	$54,326	$57,056	(4.8%)
Non-Same Store NOI	8,102	10,466	(22.6%)
Total Operating Portfolio NOI	$62,428	$67,522	(7.5%)

(1)	Same Store refers to the pool of assets that were owned, operated and In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

SUMMARY NOI (NON-GAAP)	MARCH 31, 2026 (Unaudited)

Summary NOI

dollars in thousands	NOI for the Three Months Ended March 31, 2026 at JBG SMITH Share
	Consolidated	Unconsolidated	Multifamily	Commercial	Ground Lease (7)	Total
Number of operating assets	36	2	15	22	1	38
Property rental (1)	$93,302	$2,141	$44,151	$50,005	$1,287	$95,443
Tenant expense reimbursement	9,460	187	3,573	6,074	—	9,647
Other revenue	4,386	41	608	3,819	—	4,427
Total revenue	107,148	2,369	48,332	59,898	1,287	109,517

Operating expenses	(45,925)	(843)	(21,968)	(24,798)	(2)	(46,768)
Ground rent expense	(321)	—	—	(321)	—	(321)
Total expenses	(46,246)	(843)	(21,968)	(25,119)	(2)	(47,089)

Operating Portfolio NOI (2)	$60,902	$1,526	$26,364	$34,779	$1,285	$62,428

Annualized NOI (3)	$243,608	$6,104	$105,456	$139,116	$5,140	$249,712
Additional Information
Free Rent (at 100% share)	$7,457	$250	$1,484	$6,223	$—	$7,707
Free Rent (at JBG SMITH Share)	$7,251	$50	$1,278	$6,023	$—	$7,301
Annualized Free Rent (at JBG SMITH Share) (4)	$29,004	$200	$5,112	$24,092	$—	$29,204
% occupied (at JBG SMITH Share) (5)	79.2%	74.8%	84.5%	75.2%	—	79.1%
Annualized base rent of signed leases, not commenced (at 100% share) (6)	$11,392	$2,164	$1,504	$12,052	$—	$13,556
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (6)	$11,296	$1,300	$1,408	$11,188	$—	$12,596

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $3.0 million of related party management fees at JBG SMITH Share. See definition of NOI on page 39.
(3)	Annualized NOI includes $4.7 million from 1101 17th Street, and $24.4 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2026 multiplied by four.
(5)	Assets operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street), and 1700 M Street, for which we are the ground lessor, are excluded from the Percent Occupied metric.
(6)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2026.
(7)	Includes 1700 M Street, for which we are the ground lessor. The ground rent on 1700 M Street is currently $5.1 million per annum and includes market escalations and CPI resets. The ground lease expires on December 4, 2117.

SUMMARY NOI - MULTIFAMILY (NON-GAAP)	MARCH 31, 2026 (Unaudited)

Summary NOI – Multifamily

dollars in thousands	NOI for the Three Months Ended March 31, 2026 at JBG SMITH Share
	Consolidated	National Landing	DC	Total
Number of operating assets	15	8	7	15
Property rental (1)	$44,151	$30,058	$14,093	$44,151
Tenant expense reimbursement	3,573	1,960	1,613	3,573
Other revenue	608	386	222	608
Total revenue	48,332	32,404	15,928	48,332

Operating expenses	(21,968)	(14,091)	(7,877)	(21,968)
Ground rent expense	—	—	—	—
Total expenses	(21,968)	(14,091)	(7,877)	(21,968)

Operating Portfolio NOI (2)	$26,364	$18,313	$8,051	$26,364

Annualized NOI	$105,456	$73,252	$32,204	$105,456
Additional Information
Free Rent (at 100% share)	$1,484	$527	$957	$1,484
Free Rent (at JBG SMITH Share)	$1,278	$527	$751	$1,278
Annualized Free Rent (at JBG SMITH Share) (3)	$5,112	$2,108	$3,004	$5,112
% occupied (at JBG SMITH Share) (4)	84.5%	81.6%	91.3%	84.5%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$1,504	$1,096	$408	$1,504
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (5)	$1,408	$1,096	$312	$1,408

(1)	Property rental revenue excludes straight-line rent adjustments, retail lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $1.4 million of related party management fees at JBG SMITH Share. See definition of NOI on page 39.
(3)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2026 multiplied by four.
(4)	2221 S. Clark Street – Residential and 900 W Street are excluded from the Percent Occupied metric as they are operated as short-term rental properties.
(5)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for retail spaces for which rent had not yet commenced as of March 31, 2026.

SUMMARY NOI - COMMERCIAL (NON-GAAP)	MARCH 31, 2026 (Unaudited)

Summary NOI – Commercial

dollars in thousands	NOI for the Three Months Ended March 31, 2026 at JBG SMITH Share
	Consolidated	Unconsolidated	National Landing	Other	Total
Number of operating assets	20	2	16	6	22
Property rental (1)	$47,864	$2,141	$40,223	$9,782	$50,005
Tenant expense reimbursement	5,887	187	4,808	1,266	6,074
Other revenue	3,778	41	3,396	423	3,819
Total revenue	57,529	2,369	48,427	11,471	59,898

Operating expenses	(23,955)	(843)	(19,527)	(5,271)	(24,798)
Ground rent expense	(321)	—	—	(321)	(321)
Total expenses	(24,276)	(843)	(19,527)	(5,592)	(25,119)

Operating Portfolio NOI (2)	$33,253	$1,526	$28,900	$5,879	$34,779

Annualized NOI (3)	$133,012	$6,104	$115,600	$23,516	$139,116
Additional Information
Free Rent (at 100% share)	$5,973	$250	$4,980	$1,243	$6,223
Free Rent (at JBG SMITH Share)	$5,973	$50	$4,980	$1,043	$6,023
Annualized Free Rent (at JBG SMITH Share) (4)	$23,892	$200	$19,920	$4,172	$24,092
% occupied (at JBG SMITH Share)	75.2%	74.8%	75.0%	75.9%	75.2%
Annualized base rent of signed leases, not commenced (at 100% share) (5)	$9,888	$2,164	$7,896	$4,156	$12,052
Annualized base rent of signed leases, not commenced (at JBG SMITH Share) (5)	$9,888	$1,300	$7,896	$3,292	$11,188

(1)	Property rental revenue excludes straight-line rent adjustments, commercial lease termination revenue and other non-cash GAAP adjustments, and includes payments associated with assumed lease liabilities.
(2)	NOI excludes $1.6 million of related party management fees at JBG SMITH Share. See definition of NOI on page 39.
(3)	Annualized NOI includes $4.7 million from 1101 17th Street, and $24.4 million from 1215, 1225 and 1235 S. Clark Street.
(4)	Represents JBG SMITH's share of Free Rent for the three months ended March 31, 2026 multiplied by four.
(5)	Represents monthly base rent before Free Rent and straight-line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2026.

SIGNED BUT NOT YET COMMENCED LEASES	MARCH 31, 2026 (Unaudited)

Signed But Not Yet Commenced Leases

in thousands, at JBG SMITH Share		Total
		Annualized
		Estimated	Estimated Rent (1) for the Quarter Ending
Assets	C/U (2)	Rent (3)	June 30, 2026	September 30, 2026	December 31, 2026	March 31, 2027	June 30, 2027	September 30, 2027

Multifamily
Operating	C	$1,408	$24	$137	$271	$317	$340	$352

Commercial
Operating	C	$9,888	$783	$1,035	$2,355	$2,472	$2,472	$2,472
Operating	U	1,300	—	—	—	174	281	325
Total		$11,188	$783	$1,035	$2,355	$2,646	$2,753	$2,797

Total		$12,596	$807	$1,172	$2,626	$2,963	$3,093	$3,149

Note: Includes only leases for office and retail spaces for which rent had not yet commenced as of March 31, 2026.

(1)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date.
(2)	"C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(3)	Represents contractual monthly base rent before Free Rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12.

LEASING ACTIVITY - MULTIFAMILY	MARCH 31, 2026 (Unaudited)

Leasing Activity - Multifamily

Three Months Ended March 31, 2026
Effective new lease rates (1)	(10.5%)
Effective renewal lease rates (1)	1.9%
Effective blended lease rates (1)	(4.4%)

Renewal rate	62.4%

Note: At JBG SMITH Share. Includes assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared. Excludes non-market units and assets which are operated as short-term rental properties (2221 S. Clark Street - Residential and 900 W Street).

(1)	Average change in rent versus expiring rent, net of concessions. Excludes leases with lease terms less than nine months.

LEASING ACTIVITY - OFFICE	MARCH 31, 2026 (Unaudited)

Leasing Activity – Office

square feet in thousands, at JBG SMITH Share	Three Months Ended
March 31, 2026
New Leasing:
Square feet leased	28
Initial rent (1)	$37.88
Straight-line rent (2)	$37.58
Weighted average lease term (years)	6.6
Weighted average Free Rent period (months)	7.4
Tenant improvements and leasing commissions per square foot per annum	$9.58
Renewal Leasing:
Square feet leased	304
Initial rent (1)	$47.14
Straight-line rent (2)	$46.39
Weighted average lease term (years)	4.5
Weighted average Free Rent period (months)	3.5
Tenant improvements and leasing commissions per square foot per annum	$4.09
Total Leasing:
Square feet leased	332
Initial rent (1)	$46.36
Straight-line rent (2)	$45.64
Weighted average lease term (years)	4.7
Weighted average Free Rent period (months)	3.8
Tenant improvements and leasing commissions per square foot per annum	$4.75
Mark-to-Market on second-generation space:
Square feet leased	307
Cash basis:
Initial rent (1)	$47.13
Prior escalated rent	$50.48
% change	(6.6)%
GAAP basis:
Straight-line rent (2)	$46.45
Prior straight-line rent	$46.38
% change	0.2%

Note: The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of the recognition of property rental revenue in accordance with GAAP. Second-generation space represents square footage that was vacant for less than nine months. Weighted average lease term is weighted by square footage and weighted average Free Rent period is weighted by Annualized Rent. Percentage rent is excluded from the initial rent, straight-line rent, Free Rent, and mark-to-market metrics.

(1)	Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include Free Rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis rent per square foot.
(2)	Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, including the effect of Free Rent and fixed step-ups in rent.

LEASE EXPIRATIONS	MARCH 31, 2026 (Unaudited)

Lease Expirations

		At JBG SMITH Share
							Estimated
					% of		Annualized
			% of	Annualized	Total	Annualized	Rent Per
	Number		Total	Rent	Annualized	Rent Per	Square Foot at
Year of Lease Expiration	of Leases	Square Feet	Square Feet	(in thousands)	Rent	Square Foot	Expiration (1)
Month-to-Month	8	17,038	0.3%	$124	0.0%	$7.27	$7.27
2026	59	389,426	7.1%	18,928	7.6%	48.60	48.67
2027	60	624,715	11.4%	29,770	11.9%	47.65	48.89
2028	41	446,026	8.1%	21,060	8.4%	47.22	49.51
2029	45	425,767	7.7%	20,508	8.2%	48.17	50.83
2030	33	606,718	11.0%	28,566	11.4%	47.08	52.01
2031	38	636,576	11.6%	25,070	10.0%	39.38	42.03
2032	21	875,480	15.9%	37,754	15.1%	43.12	45.73
2033	28	353,623	6.4%	15,758	6.3%	44.56	52.94
2034	24	232,257	4.2%	12,294	4.9%	63.66	73.96
Thereafter	43	890,897	16.3%	40,357	16.2%	45.30	57.80
Total / Weighted Average	400	5,498,523	100.0%	$250,189	100.0%	$45.83	$50.59

Note: Includes all leases as of March 31, 2026 for which a tenant has taken occupancy for office and retail space within our operating portfolio and assuming no exercise of renewal options or early termination rights. The weighted average remaining lease term for the entire portfolio is 5.3 years.

(1)	Represents monthly base rent before Free Rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square footage. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of March 31, 2026, or management's estimate thereof, by 2.75% annually through the lease expiration year.

TENANT CONCENTRATION	MARCH 31, 2026 (Unaudited)

Tenant Concentration

dollars in thousands			At JBG SMITH Share
	Tenant	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	29	1,430,498	26.0%	$57,080	22.8%
2	Amazon	3	357,339	6.5%	16,741	6.7%
3	Lockheed Martin Corporation	2	183,442	3.3%	9,496	3.8%
4	Accenture Federal Services LLC	2	123,706	2.2%	5,893	2.4%
5	Public Broadcasting Service	1	120,328	2.2%	5,353	2.1%
6	SAIC	3	81,377	1.5%	4,205	1.7%
7	Whole Foods Market Group Inc	3	98,625	1.8%	3,905	1.6%
8	American Diabetes Association	1	80,998	1.5%	3,899	1.6%
9	Nooks LLC	3	76,328	1.4%	3,848	1.5%
10	Booz Allen Hamilton Inc	2	69,328	1.3%	3,601	1.4%
11	National Consumer Cooperative	1	65,736	1.2%	3,592	1.4%
12	The Aerospace Corporation	2	63,529	1.2%	2,950	1.2%
13	Technomics Inc	1	64,353	1.2%	2,946	1.2%
14	Na Ali'i Consulting & Sales LLC	1	53,645	1.0%	2,632	1.1%
15	Dixon Hughes Goodman LLP	1	49,036	0.9%	2,375	0.9%
16	DRS Tech Inc dba Finmeccanica	1	46,184	0.8%	2,334	0.9%
17	Conservation International Foundation	1	43,483	0.8%	2,158	0.9%
18	The Cadmus Group LLC	1	42,361	0.8%	2,051	0.8%
19	American Systems	1	42,743	0.8%	1,956	0.8%
20	Alamo Drafthouse Cinemas	1	52,453	1.0%	1,918	0.8%
	Other	340	2,353,031	42.6%	111,256	44.4%
	Total	400	5,498,523	100.0%	$250,189	100.0%

Note: Includes all leases as of March 31, 2026 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

INDUSTRY DIVERSITY	MARCH 31, 2026 (Unaudited)

Industry Diversity

dollars in thousands			At JBG SMITH Share
		Number of		% of Total	Annualized	% of Total
	Industry	Leases	Square Feet	Square Feet	Rent	Annualized Rent
1	Government Contractors	87	1,370,424	24.9%	$67,917	27.1%
2	Government	32	1,442,030	26.2%	57,704	23.1%
3	Business Services	45	916,210	16.7%	42,390	16.9%
4	Member Organizations	28	385,544	7.0%	19,888	7.9%
5	Food and Beverage	55	174,866	3.2%	9,541	3.8%
6	Communications	3	160,690	2.9%	7,371	2.9%
7	Health Services	26	181,611	3.3%	6,637	2.7%
8	Legal Services	11	86,530	1.6%	4,249	1.7%
9	Real Estate	21	134,800	2.5%	4,162	1.7%
10	Educational Services	4	41,699	0.8%	2,156	0.9%
	Other	88	604,119	10.9%	28,174	11.3%
	Total	400	5,498,523	100.0%	$250,189	100.0%

Note: Includes all leases as of March 31, 2026 for which a tenant has taken occupancy for office and retail space within our operating portfolio.

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2026 (Unaudited)

Property Table – Multifamily

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q1 2025 ‑ 2026 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2025 - 2026	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

National Landing
RiverHouse Apartments (Ashley, James and Potomac)	National Landing	100.0%	C	Y / Y	1960 / 2014	1,676	1,326,219	1,324,889	1,330	91.8%	90.9%	100.0%	$39,524	$2,161	$2.75
The Bartlett	National Landing	100.0%	C	Y / Y	2016 / N/A	699	619,372	577,295	42,077	96.4%	95.0%	100.0%	26,192	3,084	3.76
Reva	National Landing	100.0%	C	N / N	2024 / N/A	471	324,188	310,417	13,771	81.0%	79.8%	38.5%	12,842	2,769	4.19
The Grace	National Landing	100.0%	C	N / N	2024 / N/A	337	311,903	287,229	24,674	86.9%	84.0%	88.4%	13,796	3,712	4.30
220 20th Street	National Landing	100.0%	C	Y / Y	2009 / N/A	265	271,476	269,913	1,563	96.6%	95.5%	100.0%	9,433	3,088	3.03
2221 S. Clark Street- Residential (5)	National Landing	100.0%	C	Y / Y	1964 / 2016	216	96,948	96,948	—	71.2%	70.6%	—	3,833	2,095	4.38

DC
The Wren	U Street/Shaw	100.0%	C	Y / Y	2020 / N/A	433	332,682	289,686	42,996	95.6%	94.0%	100.0%	$12,155	$2,217	$3.36
F1RST Residences	Ballpark	100.0%	C	Y / Y	2017 / N/A	325	270,928	249,456	21,472	93.2%	91.1%	100.0%	10,423	2,487	3.25
Atlantic Plumbing	U Street/Shaw	100.0%	C	Y / Y	2015 / N/A	310	245,228	221,788	23,440	93.9%	92.6%	90.7%	10,432	2,710	3.76
1221 Van Street	Ballpark	100.0%	C	Y / Y	2018 / N/A	291	225,592	202,715	22,877	88.9%	86.6%	100.0%	8,951	2,478	3.57
901 W Street	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	161	154,340	135,499	18,841	95.2%	94.4%	74.6%	6,005	2,749	3.26
900 W Street (5)	U Street/Shaw	100.0%	C	Y / Y	2019 / N/A	95	71,050	71,050	—	49.5%	44.2%	—	2,174	4,314	6.12
West Half	Ballpark	60.0%	C	Y / Y	2019 / N/A	465	385,381	343,089	42,292	91.3%	88.8%	83.1%	15,921	2,672	3.65

Total / Weighted Average (5)						5,744	4,635,307	4,379,974	255,333	92.0%	90.3%	90.0%	$165,674	$2,604	$3.36

Recently Delivered

National Landing
Valen	National Landing	100.0%	C	N / N	2025 / N/A	355	302,803	291,707	11,096	41.8%	39.7%	—	$5,579	$3,297	$3.93
The Zoe	National Landing	100.0%	C	N / N	2025 / N/A	420	274,995	266,879	8,116	53.6%	49.5%	100.0%	6,868	2,631	4.28

Total / Weighted Average						775	577,798	558,586	19,212	47.4%	45.0%	42.2%	$12,447	$2,900	$4.11

Operating - Total / Weighted Average (5)						6,519	5,213,105	4,938,560	274,545	86.9%	84.6%	86.7%	$178,121	$2,624	$3.41

PROPERTY TABLE - MULTIFAMILY	MARCH 31, 2026 (Unaudited)

														Monthly	Monthly
				Same Store (2):		Number	Total	Multifamily	Retail		Multifamily	Retail	Annualized	Rent	Rent Per
		%		Q1 2025 ‑ 2026 /	Year Built /	of	Square	Square	Square		%	%	Rent	Per	Square
Multifamily Assets	Submarket	Ownership	C/U (1)	YTD 2025 - 2026	Renovated	Units	Feet	Feet	Feet	% Leased	Occupied	Occupied	(in thousands)	Unit (3)	Foot (4)

Totals at JBG SMITH Share (5)

National Landing						3,664	2,950,106	2,866,691	83,415	91.5%	89.9%	86.4%	$101,787	$2,650	$3.29
DC						1,894	1,531,049	1,376,047	155,001	93.1%	91.3%	92.7%	57,519	2,510	3.47
In-Service assets						5,558	4,481,155	4,242,738	238,416	92.1%	90.4%	90.5%	$159,306	$2,601	$3.35
Recently Delivered assets						775	577,798	558,586	19,212	47.4%	45.0%	42.2%	12,447	2,900	4.11
Operating - Total / Weighted Average						6,333	5,058,953	4,801,324	257,628	86.8%	84.5%	86.9%	$171,753	$2,622	$3.40

Number of Assets and Total Square Feet/Units Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet/Units	Square Feet/Units
Q4 2025	15	5,213,096 SF/ 6,519 Units	5,058,947 SF/ 6,333 Units
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	—	—
Portfolio reclassification	—	—	—
Building re-measurements	—	9 SF	6 SF
Q1 2026	15	5,213,105 SF/ 6,519 Units	5,058,953 SF/ 6,333 Units

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	Represents multifamily rent divided by occupied multifamily square footage; retail rent and retail square footage are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(5)	2221 S. Clark Street – Residential and 900 W Street are excluded from Percent Leased, Percent Occupied, Annualized Rent, Monthly Rent Per Unit and Monthly Rent per Square Foot metrics as they are operated as short-term rental properties.

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2026 (Unaudited)

Property Table – Commercial

													Office
													Annualized
				Same Store (2):								Annualized	Rent Per
		%		Q1 2025 ‑ 2026 /	Year Built /	Total	Office	Retail	%	Office %	Retail %	Rent	Square
Commercial Assets	Submarket	Ownership	C/U (1)	YTD 2025 - 2026	Renovated	Square Feet	Square Feet	Square Feet	Leased	Occupied	Occupied	(in thousands)	Foot (3)

National Landing
1550 Crystal Drive (4)	National Landing	100.0%	C	Y / Y	1980 / 2020	555,357	449,968	105,389	87.6%	84.1%	99.5%	$22,434	$46.52
2121 Crystal Drive	National Landing	100.0%	C	Y / Y	1985 / 2006	509,490	503,903	5,587	66.8%	64.7%	100.0%	16,950	51.84
2345 Crystal Drive	National Landing	100.0%	C	Y / Y	1988 / 2019	499,635	489,010	10,625	33.3%	32.4%	74.3%	8,008	50.47
2231 Crystal Drive	National Landing	100.0%	C	Y / Y	1987 / 2009	468,755	416,828	51,927	69.1%	65.6%	97.4%	15,435	49.01
2011 Crystal Drive	National Landing	100.0%	C	Y / Y	1984 / 2006	441,634	427,710	13,924	68.8%	59.1%	51.4%	12,520	49.45
2451 Crystal Drive	National Landing	100.0%	C	Y / Y	1990 / 2019	402,276	390,219	12,057	85.4%	85.2%	92.6%	15,483	50.94
241 18th Street S. (4)	National Landing	100.0%	C	Y / Y	1977 / 2013	337,053	334,042	3,011	88.3%	88.2%	100.0%	13,328	45.06
201 12th Street S.	National Landing	100.0%	C	Y / Y	1987 / 2014	335,231	323,018	12,213	89.2%	88.8%	100.0%	12,459	41.50
251 18th Street S. (4)	National Landing	100.0%	C	Y / Y	1975 / 2013	300,967	297,429	3,538	94.6%	95.5%	15.1%	14,100	49.52
1770 Crystal Drive	National Landing	100.0%	C	Y / Y	2020 / N/A	273,787	259,651	14,136	98.3%	100.0%	67.8%	12,709	46.60
200 12th Street S.	National Landing	100.0%	C	Y / Y	1985 / 2013	202,761	202,761	—	52.8%	52.8%	—	5,037	47.01
1901 South Bell Street (4)	National Landing	100.0%	C	Y / Y	1968 / 2008	71,986	71,986	—	100.0%	100.0%	—	2,831	39.33
Crystal Drive Retail (4)	National Landing	100.0%	C	Y / Y	2003 / 2004	44,094	—	44,094	82.8%	—	82.8%	1,788	—

1235 S. Clark Street	National Landing	100.0%	C	Y / Y	1981 / 2007	384,688	336,342	48,346	65.1%	60.4%	97.8%	10,066	43.98
1215 S. Clark Street	National Landing	100.0%	C	Y / Y	1983 / 2016	336,159	333,546	2,613	99.6%	100.0%	44.5%	11,441	34.18
1225 S. Clark Street	National Landing	100.0%	C	Y / Y	1982 / 2013	276,184	263,334	12,850	99.1%	100.0%	80.9%	11,858	44.26

Other
Tysons Dulles Plaza (5)	Tysons	100.0%	C	N / N	1988 / 2020	491,494	450,721	40,773	69.1%	67.7%	70.1%	$14,773	$44.74
800 North Glebe Road	Ballston	100.0%	C	Y / Y	2012 / N/A	306,210	279,848	26,362	83.1%	82.2%	92.4%	12,377	48.58
One Democracy Plaza (6) (7)	Bethesda- Rock Spring	100.0%	C	Y / Y	1987 / 2013	213,417	211,249	2,168	80.4%	80.5%	69.6%	5,074	29.64
1101 17th Street	DC CBD	100.0%	C	Y / Y	1964 / 1999	210,494	200,740	9,754	82.3%	82.3%	82.8%	9,859	56.12
Dulles View (7)	Dulles	60.0%	U	N / N	2008 / N/A	360,482	360,482	—	70.1%	70.1%	—	9,488	37.52
4747 Bethesda Avenue (8)	Bethesda CBD	20.0%	U	Y / Y	2019 / N/A	300,535	286,226	14,309	92.8%	92.4%	100.0%	21,773	75.63

Operating - Total / Weighted Average						7,322,689	6,889,013	433,676	77.3%	75.7%	88.7%	$259,791	$47.00

Total at JBG SMITH Share
National Landing Unlevered						4,443,026	4,166,525	276,501	75.0%	72.6%	90.1%	$153,081	$47.73
National Landing Levered						997,031	933,222	63,809	86.2%	85.7%	92.2%	33,365	39.99
Other						1,498,011	1,416,092	81,919	76.5%	75.9%	79.8%	52,129	45.42
Operating - Total / Weighted Average						6,938,068	6,515,839	422,229	76.9%	75.2%	88.4%	$238,575	$45.95

PROPERTY TABLE - COMMERCIAL	MARCH 31, 2026 (Unaudited)

Number of Assets and Total Square Feet Reconciliation
	Number of	At 100% Share	At JBG SMITH Share
Operating Assets	Assets	Square Feet	Square Feet
Q4 2025	22	7,317,368	6,935,189
Acquisitions	—	—	—
Placed into service	—	—	—
Dispositions	—	—	—
Out-of-service adjustment	—	(842)	(842)
Portfolio reclassification	—	—	—
Building re-measurements	—	6,163	3,721
Other	—	—	—

Q1 2026	22	7,322,689	6,938,068

Note: At 100% share, unless otherwise noted.

(1)	"C" denotes a consolidated interest and "U" denotes an unconsolidated interest.
(2)	"Y" denotes an asset as Same Store and "N" denotes an asset as Non-Same Store.
(3)	Represents annualized office rent divided by occupied office square footage; annualized retail rent and retail square footage are excluded from this metric. Annualized Rent and Annualized Rent per Square Foot exclude percentage rent and the square footage of tenants that only pay percentage rent. Occupied office square footage may differ from leased office square footage because leased office square footage includes space for leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).
(4)	The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from Square Feet, leased, and occupancy metrics.

		Not Available
Commercial Asset	In-Service	for Lease
1550 Crystal Drive	555,357	4,281
241 18th Street S.	337,053	26,557
251 18th Street S.	300,967	39,520
1901 South Bell Street	71,986	202,926
Crystal Drive Retail	44,094	85,052
2221 S. Clark Street - Office	-	35,182

(5)	In April 2026, we formed a real estate venture to recapitalize Tysons Dulles Plaza, in which we own a 50.0% interest.
(6)	Subject to a ground lease with an expiration date of 11/17/2084.
(7)	Not Metro-Served.
(8)	Includes JBG SMITH's corporate office lease of 62,645 square feet.

PROPERTY TABLE – DEVELOPMENT PIPELINE	MARCH 31, 2026 (Unaudited)

Property Table – Development

dollars in thousands, at JBG SMITH Share

	Estimated Potential Development Density (SF)
Submarket	Total	Multifamily	Office	Retail

National Landing	2,998,300	2,262,300	656,400	79,600
DC	175,700	42,700	133,000	—
Other VA	152,700	—	152,700	—
	3,326,700	2,305,000	942,100	79,600

Historical Cost (1)	$ 229,536

Note: Excludes unentitled land parcels and land parcels controlled through an option agreement.

(1)	Historical Cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized interest and ground lease costs. See definition of Historical Cost on page 38.

DISPOSITION AND RECAPITALIZATION ACTIVITY	MARCH 31, 2026 (Unaudited)

Disposition Activity

dollars in thousands, at JBG SMITH Share

					Units /		Gross Sales
Assets	% Ownership	Asset Type	Location	Date Disposed	Total Square Feet		Price

Q1 2026
Potomac Yard Landbay H	100.0%	Development Pipeline	Alexandria, VA	February 11, 2026	347,700 SF	(1)	$50,700

(1)	Square footage represents estimated potential development density.

Recapitalization Activity:

In April 2026, we formed a real estate venture to recapitalize Tysons Dulles Plaza, a 491,494-square-foot commercial asset in Tysons, Virginia, in which we own a 50.0% interest. We retained management of the asset and continue to account for the asset on a consolidated basis.

DEBT SUMMARY	MARCH 31, 2026 (Unaudited)

Debt Summary

dollars in thousands, at JBG SMITH Share
	2026	2027	2028	2029	2030	Total

Consolidated and Unconsolidated Principal Balance
Unsecured Debt:
Revolving credit facility ($750 million commitment) (1)	$—	$230,000	$—	$—	$—	$230,000
Term loans ($720 million commitment)	—	200,000	520,000	—	—	720,000
Total unsecured debt	—	430,000	520,000	—	—	950,000
Secured Debt:
Consolidated principal balance	164,818	268,980	85,000	273,620	829,216	1,621,634
Unconsolidated principal balance	—	35,000	—	—	—	35,000
Total secured debt (2)	164,818	303,980	85,000	273,620	829,216	1,656,634

Total Consolidated and Unconsolidated Principal Balance	$164,818	$733,980	$605,000	$273,620	$829,216	$2,606,634

% of total debt maturing	6.3%	28.2%	23.2%	10.5%	31.8%	100.0%
% floating rate (3)	63.7%	62.8%	14.0%	—	26.1%	33.3%
% fixed rate (4)	36.3%	37.2%	86.0%	100.0%	73.9%	66.7%

Weighted Average Interest Rates
Variable rate (5)	5.01%	5.52%	5.36%	—	4.50%	5.19%
Fixed rate	3.40%	5.04%	4.58%	5.19%	5.49%	5.03%
Total Weighted Average Interest Rates	4.43%	5.34%	4.69%	5.19%	5.23%	5.08%

	Revolving Credit Facility and Term Loans
	Revolving				Total/
	Credit	Tranche A‑1	Tranche A‑2	2023	Weighted
	Facility (1)	Term Loan	Term Loan	Term Loan	Average
Credit limit	$750,000	$200,000	$400,000	$120,000	$1,470,000
Outstanding principal balance	$230,000	$200,000	$400,000	$120,000	$950,000
Letters of credit	$4,790	$—	$—	$—	$4,790
Undrawn capacity	$515,210	$—	$—	$—	$515,210
Interest rate spread (6)	1.59%	1.44%	1.49%	1.50%	1.50%
All-In interest rate (7)	5.27%	5.44%	4.30%	5.51%	4.93%
Initial maturity date	Jun‑27	Jan‑27	Jan‑28	Jun‑28	—

Note: Amounts shown based on initial maturity date.

(1)	Subsequent to quarter end, we repaid $30.0 million under the revolving credit facility.
(2)	In April 2026, the real estate venture that owns Tysons Dulles Plaza entered into a three-year, interest-only $37.9 million mortgage loan with an interest rate of SOFR plus 2.10%, of which $20.0 million was drawn at closing.
(3)	Floating rate debt includes floating rate loans with interest rate caps.
(4)	Fixed rate debt includes floating rate loans with interest rate swaps. Including interest rate caps, 83.9% of our debt is fixed or hedged.
(5)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.18% and 3.28%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(6)	The interest rate for the revolving credit facility excludes a 0.20% facility fee.
(7)	The all-in interest rate is inclusive of interest rate swaps. As of March 31, 2026, we had interest rates swaps for the Tranche A-1 Term Loan, the Tranche A-2 Term Loan and the 2023 Term Loan.

DEBT BY INSTRUMENT	MARCH 31, 2026 (Unaudited)

Debt by Instrument

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Consolidated
1101 17th Street	100.0%	$59,818	3.40%	Fixed	3.40%	07/14/26	07/14/26
1215 S. Clark Street	100.0%	105,000	S + 1.35%	—	5.01%	12/22/26	12/22/26
Tranche A‑1 Term Loan	100.0%	200,000	S + 1.44%	Swap	5.44%	01/14/27	01/14/27
The Zoe and Valen (4)	100.0%	195,686	S + 2.25%	Cap	5.91%	01/22/27	01/22/27
1235 S. Clark Street	100.0%	73,294	3.94%	Fixed	3.94%	11/01/27	11/01/27
Tranche A‑2 Term Loan	100.0%	400,000	S + 1.49%	Swap	4.30%	01/13/28	01/13/28
Revolving Credit Facility (5)	100.0%	230,000	S + 1.59%	—	5.27%	06/29/27	06/29/28
2023 Term Loan	100.0%	120,000	S + 1.50%	Swap	5.51%	06/29/28	06/29/28
1225 S. Clark Street	100.0%	85,000	S + 1.70%	—	5.36%	07/27/28	07/27/28
The Grace and Reva	100.0%	273,620	5.19%	Fixed	5.19%	12/01/29	12/01/29
Multifamily Credit Facility (The Wren and F1RST Residences)	100.0%	187,557	5.13%	Fixed	5.13%	02/01/30	02/01/30
RiverHouse Apartments (Ashley and Potomac)	100.0%	258,936	5.03%	Fixed	5.03%	04/01/30	04/01/30
1221 Van Street	100.0%	86,749	S + 2.62%	Swap	6.59%	08/01/30	08/01/30
220 20th Street	100.0%	79,777	S + 2.62%	Swap	6.60%	08/01/30	08/01/30
The Bartlett (6)	100.0%	216,197	S + 2.62%	Cap	4.50%	08/01/30	08/01/30
Total Consolidated Principal Balance		2,571,634
Deferred financing costs and premium / (discount) - mortgage loans		(41,487)
Deferred financing costs - revolving credit facility and term loans		(5,012)
Total Consolidated Indebtedness		$2,525,135

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)
Mortgage loans		$1,580,147
Revolving credit facility		230,000
Deferred financing costs, net (included in other assets)		(3,632)
Term loans		718,620
Total Consolidated Indebtedness		$2,525,135

DEBT BY INSTRUMENT	MARCH 31, 2026 (Unaudited)

dollars in thousands			Stated	Interest	Current	Initial	Extended
	%	Principal	Interest	Rate	Annual	Maturity	Maturity
Asset	Ownership	Balance	Rate	Hedge (1)	Interest Rate (2)	Date	Date (3)

Unconsolidated
4747 Bethesda Avenue (7)	20.0%	$175,000	S + 1.35%	Cap	5.01%	02/20/27	02/20/27
Deferred financing costs and premium / (discount) - mortgage loans		(2,411)
Total Unconsolidated Indebtedness		$172,589

Principal Balance at JBG SMITH Share
Consolidated principal balance at JBG SMITH Share		$2,571,634
Unconsolidated principal balance at JBG SMITH Share		35,000
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share		$2,606,634

Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)
Consolidated indebtedness at JBG SMITH Share		$2,525,135
Unconsolidated indebtedness at JBG SMITH Share		34,518
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share (8)		$2,559,653

(1)	For floating rate loans with interest rate caps, the weighted average interest rate cap strike for consolidated debt and debt at JBG SMITH Share was 3.18% and 3.28%, and the weighted average maturity date of the interest rate caps is in Q4 2026. The interest rate cap strike is exclusive of the credit spreads associated with the loans.
(2)	March 31, 2026 one-month term SOFR of 3.66% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(3)	Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(4)	The maximum principal balance of this loan is $208.5 million. The cap strike rate for this loan is 4.50%.
(5)	March 31, 2026 daily SOFR of 3.68% applied to the revolving credit facility. Subsequent to quarter end, we repaid $30.0 million under the revolving credit facility.
(6)	The cap strike rate for this loan is 1.99%.
(7)	The cap strike rate for this loan is 4.38%.
(8)	In April 2026, the real estate venture that owns Tysons Dulles Plaza entered into a three-year, interest-only $37.9 million mortgage loan with an interest rate of SOFR plus 2.10%, of which $20.0 million was drawn at closing.

DEFINITIONS	MARCH 31, 2026

Definitions

"Annualized Rent" is defined as (i) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before Free Rent as of March 31, 2026, multiplied by 12, and (ii) for commercial assets, or the retail component of a mixed-use asset, the in-place monthly base rent before Free Rent, plus tenant reimbursements as of March 31, 2026, multiplied by 12. Annualized Rent excludes rent from leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics) and percentage rent.

"Annualized Rent per Square Foot" is defined as (i) for multifamily assets, in-place monthly base rent before Free Rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric and (ii) for commercial assets, annualized office rent divided by occupied office square feet and annualized retail rent divided by occupied retail square feet. Excludes percentage rent and the square footage of tenants that only pay percentage rent. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but the tenant has not yet taken occupancy (not yet included in Percent Occupied metrics).

"Development Pipeline" refers to owned and entitled land on which we have the potential to commence construction subject to completion of design and/or market conditions. Excludes unentitled land parcels and land parcels controlled through an option agreement.

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and "Adjusted EBITDA" are non-GAAP financial measures. EBITDA and EBITDAre are used by management as supplemental operating performance measures, which we believe help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt and the impact of our interest rate swaps and caps) and certain non-cash expenses (primarily depreciation and amortization expense on our assets). EBITDAre is computed in accordance with the definition established by Nareit. Nareit defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expense, gains (losses) on sales of real estate and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as Transaction and Other Costs, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs and income (loss) from investments. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to evaluate and compare our performance from period-to-period.

Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 13.

"Estimated Potential Development Density" reflects management's estimate of developable gross square feet based on our current business plans with respect to real estate owned as of March 31, 2026. Our current business plans may contemplate development of less than the maximum potential development density for individual assets. As market conditions change, our business plans, and therefore, the Estimated Potential Development Density, could change accordingly. Given timing, zoning requirements and other factors, we make no assurance that Estimated Potential Development Density amounts will become actual density to the extent we complete development of assets for which we have made such estimates.

"First-generation" is a lease on space that had been vacant for at least nine months or a lease on newly delivered space.

"Free Rent" means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s).

Funds from Operations ("FFO"), "Core FFO" and Funds Available for Distribution ("FAD") are non-GAAP financial measures. FFO is computed in accordance with the definition established by Nareit in the Nareit FFO White Paper - 2018 Restatement. Nareit defines FFO as net income (loss) (computed in accordance with GAAP), excluding depreciation and

DEFINITIONS	MARCH 31, 2026

amortization expense related to real estate, gains (losses) from the sale of certain real estate assets, gains (losses) from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, including our share of such adjustments for unconsolidated real estate ventures.

Core FFO represents FFO adjusted to exclude items which we believe are not representative of ongoing operating results, such as Transaction and Other Costs, gain (loss) on the extinguishment of debt, earnings (losses) and distributions in excess of our investment in unconsolidated real estate ventures, lease liability adjustments, litigation costs, income (loss) from investments, amortization of the management contracts intangible and the mark-to-market of derivative instruments, including our share of such adjustments for unconsolidated real estate ventures.

FAD represents Core FFO adjusted for recurring capital expenditures and Second-generation tenant improvements and leasing commissions, net deferred rent activity, lease incentive amortization, accretion of acquired below-market leases, amortization of acquired above-market leases, recurring share-based compensation expense,  amortization of debt issuance costs and other non-cash income and charges, including our share of such adjustments for unconsolidated real estate ventures. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends.

We believe FFO, Core FFO and FAD are meaningful non-GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non-GAAP measures exclude real estate depreciation and amortization expense, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions, and other non-comparable income and expenses. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income (loss) to FFO, Core FFO and FAD is presented on pages 14-15.

"GAAP" means accounting principles generally accepted in the United States of America.

"Historical Cost" is a non-GAAP measure which includes the total Historical Cost incurred by JBG SMITH with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements (excluding Free Rent converted to tenant improvement allowances), leasing costs and other similar costs, but excluding any financing costs and ground rent expenses incurred as of March 31, 2026.

"In-Service" refers to multifamily or commercial operating assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of March 31, 2026.

"JBG SMITH Share" or "our share" refer to our ownership percentage of consolidated and unconsolidated assets in real estate ventures, but exclude our 10.0% subordinated interest in one commercial building and our 33.5% subordinated interest in four commercial buildings, as well as the associated non-recourse mortgage loans, held through unconsolidated real estate ventures; these interests and debt are excluded because our investment in each real estate venture is zero, we do not anticipate receiving any near-term cash flow distributions from the real estate ventures, and we have not guaranteed their obligations or otherwise committed to providing financial support.

"Metro-Served" means locations, submarkets or assets that are within 0.5 miles of an existing or planned Metro station.

"Monthly Rent Per Unit" represents multifamily rent for the month ended March 31, 2026 divided by occupied units; retail rent is excluded from this metric.

"Net Debt" is a non-GAAP financial measurement. Net Debt represents our total consolidated and unconsolidated indebtedness less cash and cash equivalents at our share. Net Debt is an important component in the calculations of Net Debt to Annualized Adjusted EBITDA and Net Debt / total enterprise value. We believe that Net Debt is a meaningful non-GAAP financial measure useful to investors because we review Net Debt as part of the management of our overall financial flexibility, capital structure and leverage. We may utilize a considerable portion of our cash and cash equivalents at any given time for purposes other than debt reduction. In addition, cash and cash equivalents at our share may not be solely controlled by us.

DEFINITIONS	MARCH 31, 2026

The deduction of cash and cash equivalents at our share from consolidated and unconsolidated indebtedness in the calculation of Net Debt, therefore, should not be understood to mean that it is available exclusively for debt reduction at any given time.

Net Operating Income ("NOI"),"Same Store NOI" and "Annualized NOI" are non-GAAP financial measures management uses to assess an asset's performance. The most directly comparable GAAP measure is net income (loss) attributable to common shareholders. We use NOI internally as a performance measure and believe NOI, Same Store NOI and Annualized NOI provide useful information to investors regarding our financial condition and results of operations because it reflects only property related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of Free Rent and payments associated with assumed lease liabilities) less operating expenses and ground rent for operating leases, if applicable. NOI excludes deferred (straight-line) rent, commercial lease termination revenue, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and the amortization of acquired above-market leases and below-market ground lease intangibles. Management uses NOI, which includes our proportionate share of revenue and expenses attributable to real estate ventures, as a supplemental performance measure and believes it provides useful information to investors because it reflects only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of NOI as a measure of the operating performance of our assets is limited. NOI presented by us may not be comparable to NOI reported by other real estate investment trusts that define these measures differently. We believe to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) attributable to common shareholders as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) attributable to common shareholders as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Annualized NOI represents NOI for the three months ended March 31, 2026 multiplied by four. Management believes Annualized NOI provides useful information in understanding our financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Package. There can be no assurance that the Annualized NOI shown will reflect our actual results of operations over any 12-month period.

"Non-Same Store" refers to all operating assets excluded from the Same Store pool.

"Percent Leased" is based on leases signed as of March 31, 2026, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation.

"Percent Occupied" is based on occupied rentable square feet/units as of March 31, 2026, and is calculated as: (i) for multifamily space, total units less unoccupied units divided by total units, expressed as a percentage, and (ii) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet. Out-of-service square feet and units are excluded from this calculation.

"Pro Rata Adjusted General and Administrative Expenses," a non-GAAP financial measure, represents general and administrative expenses adjusted for the general and administrative expenses of our third-party real estate services business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our general and administrative expenses as compared to similar real estate companies and in general.

"Recently Delivered" refers to multifamily and commercial assets that are below 90% leased and have been delivered within the 12 months ended March 31, 2026.

"Same Store" refers to the pool of assets that were In-Service for the entirety of both periods being compared, excluding assets for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

"Second-generation" is a lease on space that had been vacant for less than nine months.

DEFINITIONS	MARCH 31, 2026

"Signed But Not Yet Commenced Leases" means leases that, as of March 31, 2026, have been executed but for which rent has not commenced.

"SOFR" means the Secured Overnight Financing Rate.

"Square Feet" or "SF" refers to the area that can be rented to tenants, defined as (i) for multifamily assets, management's estimate of approximate rentable square feet, (ii) for commercial assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space and (iii) for assets in the Development Pipeline, management's estimate of developable gross square feet based on current business plans with respect to real estate owned as of March 31, 2026.

"Transaction and Other Costs" include costs related to completed, potential and pursued transactions, and other costs.

"Under-Construction" refers to assets that were under construction during the period.

.

APPENDIX – INTEREST EXPENSE	MARCH 31, 2026 (Unaudited)

Appendix – Interest Expense

	Three Months Ended March 31, 2026
in thousands	Consolidated	Unconsolidated Real Estate Ventures (1)	X	Total

Interest Expense
Interest expense before capitalized interest	$32,896	$436		$33,332
Amortization of deferred financing costs	3,052	158		3,210
Capitalized interest	(400)	—		(400)
Total	$35,548	$594		$36,142

(1)	At JBG SMITH Share.

APPENDIX – NOI RECONCILIATIONS (NON-GAAP)	MARCH 31, 2026 (Unaudited)

Appendix - NOI Reconciliations

dollars in thousands	Three Months Ended March 31,
	2026	2025
Net loss attributable to common shareholders	$(18,697)	$(45,720)
Net loss attributable to redeemable noncontrolling interests	(4,350)	(7,978)
Net loss	(23,047)	(53,698)
Add:
Depreciation and amortization expense	45,305	47,587
General and administrative expense:
Corporate and other	15,287	15,557
Third-party real estate services	16,998	16,071
Transaction and Other Costs	9,841	1,911
Interest expense	35,548	35,200
Loss on the extinguishment of debt, net	—	4,636
Impairment loss	1,500	8,483
Income tax expense (benefit)	7	(200)
Less:
Third-party real estate services, including reimbursements revenue	17,208	14,914
Loss from unconsolidated real estate ventures, net	(374)	(592)
Interest and other income, net	1,400	525
Gain on the sale of real estate, net	21,075	537
Adjustments:
NOI attributable to unconsolidated real estate ventures at our share	1,225	990
Real estate venture partner’s share of NOI attributable to consolidated real estate ventures	(801)	—
Non-cash rent adjustments (1)	(1,720)	2,439
Other adjustments (2)	87	1,693
Total adjustments	(1,209)	5,122
NOI	$60,921	$65,285
Less: out-of-service NOI loss (3)	(1,507)	(2,237)
Operating Portfolio NOI	$62,428	$67,522
Non-Same Store NOI (4)	8,102	10,466
Same Store NOI (5)	$54,326	$57,056

Change in Same Store NOI	(4.8)%
Number of properties in Same Store pool	32

(1)	Adjustment to exclude deferred (straight-line) rent, above/below market lease amortization/accretion and lease incentive amortization.
(2)	Adjustment to exclude commercial lease termination revenue, related party management fees and corporate entity activity.
(3)	Includes the results of our Under-Construction assets, assets in the Development Pipeline, and other land assets.
(4)	Includes the results of properties that were not In-Service for the entirety of both periods being compared, including disposed properties, and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5)	Includes the results of the properties that are owned, operated and In-Service for the entirety of both periods being compared.

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